Exhibit 99.1
Item 6. Selected Financial Data
Selected Consolidated Financial Data of US Airways Group
As further discussed in Note 1 to US Airways Group’s consolidated financial statements, the selected consolidated financial data for the 2004 through 2008 periods presented below have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash upon Conversion (Including Partial Cash Settlement)” and for the reclassification of certain amounts from employee benefit liabilities and other to deferred gains and credits, net, both captions of which are included within total noncurrent liabilities and deferred credits on the consolidated balance sheets and consistent with the reclassification disclosed in US Airways Group’s Quarterly Report on Form 10-Q for the period ended June 30, 2009.
The selected consolidated financial data presented below under the captions “Consolidated Statements of Operations Data” and “Consolidated Balance Sheet Data” as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 are derived from the audited consolidated financial statements of US Airways Group. The full years 2008, 2007 and 2006 are comprised of the consolidated financial data of US Airways Group. The 2005 consolidated financial data presented includes the consolidated results of America West Holdings for the 269 days through September 27, 2005, the effective date of the merger, and the consolidated results of US Airways Group and its subsidiaries, including US Airways, America West Holdings and AWA, for the 96 days from September 27, 2005 to December 31, 2005. For 2004, the consolidated financial data for US Airways Group reflects only the consolidated results of America West Holdings. The selected consolidated financial data should be read in conjunction with the consolidated financial statements for the respective periods, the related notes and the independent registered public accounting firm’s report, which refers to, the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, and the measurement date provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and a change in accounting for convertible debt instruments in accordance with Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which became effective January 1, 2009, appearing elsewhere (incorporated by reference) in this Current Report on Form 8-K.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In millions except share and per share data)
Consolidated statements of operations data:
Operating revenues	$12,118	$11,700	$11,557	$5,069	$2,757
Operating expenses (a)	13,918	11,167	10,999	5,286	2,777

Operating income (loss) (a)	(1,800)	533	558	(217)	(20)
Income (loss) before cumulative effect of change in accounting principle (b)	(2,215)	423	285	(337)	(89)
Cumulative effect of change in accounting principle, net (c)	—	—	1	(202)	—

Net income (loss)	$(2,215)	$423	$286	$(539)	$(89)

Earnings (loss) per common share before cumulative effect of change in accounting principle:
Basic	$(22.11)	$4.62	$3.30	$(10.70)	$(5.99)
Diluted	(22.11)	4.52	3.20	(10.70)	(5.99)
Cumulative effect of change in accounting principle:
Basic	$—	$—	$0.01	$(6.41)	$—
Diluted	—	—	0.01	(6.41)	—
Earnings (loss) per common share:
Basic	$(22.11)	$4.62	$3.31	$(17.11)	$(5.99)
Diluted	(22.11)	4.52	3.21	(17.11)	(5.99)
Shares used for computation (in thousands):
Basic	100,168	91,536	86,447	31,488	14,861
Diluted	100,168	95,603	93,821	31,488	14,861
Consolidated balance sheet data (at end of period):
Total assets	$7,214	$8,040	$7,576	$6,964	$1,475
Long-term obligations, less current maturities (d)	4,281	3,654	3,454	3,366	583
Total stockholders’ equity (deficit)	(494)	1,455	990	465	36

(a)
The 2008 period included a $622 million non-cash charge to write off all of the goodwill created by the merger of US Airways Group and America West Holdings in September 2005, as well as $496 million of net unrealized losses on fuel hedging instruments. In addition, the 2008 period included $35 million of merger related transition expenses, $18 million in non-cash charges related to the decline in fair value of certain spare parts associated with our Boeing 737 aircraft fleet and as a result of our capacity reductions, $14 million in lease return costs and penalties related to certain Airbus aircraft and $9 million in charges related to involuntary furloughs as well as terminations of non-union administrative and management staff.

The 2007 period included $187 million of net unrealized gains on fuel hedging instruments, $7 million in tax credits due to an IRS rule change allowing us to recover tax amounts for years 2003-2006 for certain fuel usage, $9 million of insurance settlement proceeds related to business interruption and property damages incurred as a result of Hurricane Katrina in 2005 and a $5 million Piedmont pilot pension curtailment gain related to the FAA mandated pilot retirement age change. These credits were offset by $99 million of merger related transition expenses, a $99 million charge for an increase to long-term disability obligations for US Airways’ pilots as a result of the FAA mandated pilot retirement age change and $5 million in charges for certain separation packages and lease termination costs related to reduced flying from Pittsburgh.

The 2006 period included $131 million of merger related transition expenses and $70 million of net unrealized losses on fuel hedging instruments, offset by a $90 million gain associated with the return of equipment deposits upon forgiveness of a loan and $14 million of gains associated with the settlement of bankruptcy claims.

The 2005 period included $28 million of merger related transition expenses, a $27 million loss on the sale-leaseback of six Boeing 737-300 aircraft and two Boeing 757 aircraft, $7 million of power by the hour program penalties associated with the return of certain leased aircraft, $1 million of severance for terminated employees resulting from the merger, a $1 million charge related to aircraft removed from service and a $50 million charge related to an amended Airbus purchase agreement, along with the write off of $7 million in capitalized interest. The $50 million charge was paid by means of set-off against existing equipment purchase deposits held by Airbus. The 2005 period also included $4 million of net unrealized gains on fuel hedging instruments.

The 2004 period included a $16 million net credit associated with the termination of the rate per engine hour agreement with General Electric Engine Services for overhaul maintenance services on V2500-A1 engines. This credit was partially offset by $2 million of net charges related to the return of certain Boeing 737-200 aircraft, which included termination payments of $2 million, the write down of leasehold improvements and deferred rent of $3 million, offset by the net reversal of maintenance reserves of $3 million related to the returned aircraft. The 2004 period also included $2 million of net unrealized losses on fuel hedging instruments.

(b)
The 2008 period included $214 million in non-cash charges to record other than temporary impairments for our investments in auction rate securities primarily driven by the length of time and extent to which the fair values have been less than cost as well as $7 million in write offs of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes and certain loan prepayments in connection with our 2008 financing transactions, offset by $8 million in gains on forgiveness of debt.

The 2007 period included a non-cash expense for income taxes of $7 million related to the utilization of net operating loss carryforwards (“NOL”) acquired from US Airways. The valuation allowance associated with these acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. In addition, the period also included an $18 million write off of debt issuance costs in connection with the refinancing of the $1.25 billion senior secured credit facility with General Electric Capital Corporation (“GECC”), referred to as the GE loan, in March 2007 and a $10 million non-cash charge to record other than temporary impairment for our investments in auction rate securities, offset by a $17 million gain recognized on the sale of stock in ARINC Incorporated.

The 2006 period included a non-cash expense for income taxes of $85 million related to the utilization of NOL acquired from US Airways. In addition, the period included $6 million of prepayment penalties and $5 million in accelerated amortization of debt issuance costs in connection with the refinancing of the loan previously guaranteed by the Air Transportation Stabilization Board (“ATSB”) and two loans previously provided to AWA by GECC, $17 million in payments in connection with the inducement to convert $70 million of US Airways Group’s 7% Senior Convertible Notes to common stock and a $14 million write off of debt discount and issuance costs associated with those converted notes, offset by $8 million of interest income earned by AWA on certain prior year federal income tax refunds.

The 2005 period included an $8 million charge related to the write off of the unamortized value of the ATSB warrants upon their repurchase in October 2005 and an aggregate $2 million write off of debt issuance costs associated with the exchange of AWA’s 7.25% Senior Exchangeable Notes due 2023 and retirement of a portion of the loan formerly guaranteed by the ATSB. In the fourth quarter 2005 period, which was subsequent to the effective date of the merger, US Airways recorded $4 million of mark-to-market gains attributable to stock options in Sabre Inc. (“Sabre”) and warrants in a number of e-commerce companies.

The 2004 period included a $1 million gain on the disposition of property and equipment due principally to the sale of one Boeing 737-200 aircraft and a $1 million charge for the write off of debt issuance costs in connection with the refinancing of a term loan.

(c)
The 2006 period included a $1 million benefit which represents the cumulative effect on the accumulated deficit of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment.” The adjustment reflects the impact of estimating future forfeitures for previously recognized compensation expense.

The 2005 period included a $202 million adjustment which represents the cumulative effect on the accumulated deficit of the adoption of the direct expense method of accounting for major scheduled airframe, engine and certain component overhaul costs as of January 1, 2005.

(d)	Includes debt, capital leases, postretirement benefits other than pensions and employee benefit liabilities and other.

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